Thursday March 2, 1:11 pm Eastern Time
Company Press Release

HomeSeekers.com to Acquire Leading Integrated Real
Estate Forms Management Company

Acquisition of ISG Inc. Expected to Have Meaningful Revenue Impact

RENO, Nev.--(BUSINESS WIRE)--March 2, 2000--HomeSeekers.com Inc. (Nasdaq:HMSK - news) announced that it has signed an agreement to acquire privately held ISG Inc., an electronic forms and systems integration company operating under the name of Formulator.

The transaction will be a stock-for-stock deal and is expected to close over the next several weeks. ISG, with the leading market share in electronic forms, has experienced 50 percent revenue growth over the past year, which is expected to accelerate given the real estate community's rapid acceptance of automated processes.

Using ISG's Formulator(TM)(R) software, data is entered only once and is systematically distributed to the appropriate forms and applications of the real estate transaction. The elimination of repetitive, time-consuming entries speeds up the real estate transaction process and makes the experience more efficient and enjoyable for the customer and agent.

"The acquisition of ISG's technology will position HomeSeekers.com to take the first important step towards offering complete electronic processing of complex and paper-intensive real estate transactions," stated Greg Costley, HomeSeekers.com's chairman and chief executive officer.

"We intend to actively cross-sell HomeSeekers.com Web-site capabilities to the 40,000 agents currently served by ISG."

ISG is a rapidly growing e-transaction company with 45 percent of its business coming from the sale of electronic forms (e-forms) and the remaining percentage from net-worth integration services and Web development.

ISG commands more than 20 percent share of the e-forms market and has quickly become the standard in Florida and North Carolina. ISG's technology is unique in its capacity to provide a fully networked Web connection, with e-mail capabilities, in an easy- and quick-to-use software solution.

Currently, HomeSeekers.com's suite of technology solutions serves a network of 130,000 agents through its XMLSweb(TM) multilisting service product and 20,000 agents through its real estate industry publications. HomeSeekers.com has also created and hosted Web sites for 25,000 agents and provides e-mail service to 30,000 agents.

With the acquisition of ISG, HomeSeekers.com will add a significant time-saving feature to its suite of products and services for real estate industry professionals.

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HomeSeekers.com will now have the opportunity to cross-sell its other technologies into ISG's existing customer base of more than 40,000 agents.

"HomeSeekers.com is quickly penetrating the real estate community, estimated to total in excess of 700,000 registered agents," added Costley. "We are pleased to see the speed at which agents are embracing HomeSeekers.com's technology solutions to empower their businesses."

HomeSeekers.com

HomeSeekers.com is a leading provider of technology to the North American and international real estate industries. The company provides technology solutions and services targeted to brokers, agents, multiple-listing services (MLS), builders, consumers and others involved in the real estate industry.

HomeSeekers.com currently features 850,000 home listings and is the only national Web site in its category that is updated daily in English, Spanish and French. Product and service offerings can be viewed at the company's primary Web site, http://www.homeseekers.com.

This news release contains various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future results of operations and market opportunities that are based on HomeSeekers.com's current expectations, assumptions, estimates and projections about the company and its industry. Investors are cautioned that actual results could differ materially from those anticipated by the forward-looking statements as a result of the success of HomeSeekers.com's branding and consumer-awareness campaign and other marketing efforts; competition from existing and potential competitors; HomeSeekers.com's ability to continue to develop and integrate new products, services and technologies; and risks and competitive factors associated with doing business outside the United States. These factors, along with other potential risks and uncertainties, are discussed in HomeSeekers.com's reports and other documents filed with the Securities and Exchange Commission.